Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 20, 2014, with respect to the consolidated financial statements of Fiat S.p.A. as of and for the years ended December 31, 2013 and 2012 included in this Registration Statement and related prospectus.

/s/ Reconta Ernst & Young S.p.A.

Turin, Italy

July 1, 2014